Exhibit 21.1

LIBERTY SIRIUS XM HOLDINGS INC.

SUBSIDIARIES1

Sirius XM Radio Inc.

Sirius XM Inc.

Automatic Labs Inc.

Satellite CD Radio LLC

Sirius XM Connected Vehicle Services Inc.

Sirius XM Connected Vehicle Services Holdings Inc.

SXM CVS Canada Inc.

XM 1500 Eckington LLC

XM Emall Inc.

XM Investment LLC

XM Radio LLC

Pandora Media, LLC

AdsWizz Inc.

Stitcher Media LLC

Audios Ventures Inc. (dba Simplecast)

Liberty Radio, LLC

Liberty SIRI Marginco, LLC

1 “Liberty SiriusXM Holdings Inc.” will be renamed “Sirius XM Holdings Inc.” Assumes the Transactions have been completed.